Exhibit 10.2

TOTAL SYSTEM SERVICES, INC.

PERFORMANCE SHARE AGREEMENT (20__-20__)

Total System Services, Inc. (“Company”) confirms that on __________, 20__ the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved, effective __________, 20__ (the “Grant Date”), an award of performance shares (“Performance Shares”) with an initial economic value equal to the product of (a) your base salary on the Grant Date multiplied by (b) ___% of your LTIP multiplier as determined by the Committee prior to the Grant Date (such initial economic value being the “20__-20__ (three years) Performance Opportunity”). The number of Performance Shares initially granted pursuant to this Agreement will be determined by dividing the 20__-20__ Performance Opportunity by the closing price of the Company’s Shares on the New York Stock Exchange on the Grant Date (your “Initial Performance Shares”). Your Initial Performance Shares will be adjusted upward or downward based on specified performance measures for the period 20__-20__ pursuant to the provisions of Section 1 below, with ______ percent (__%) of your Initial Performance Shares adjusted pursuant to Section 1(b) and ______ percent (__%) adjusted pursuant to Section 1(c). Following adjustment of your Initial Performance Shares pursuant to Section 1, the number of Performance Shares that you become entitled to receive will vest in accordance with the provisions of Section 2 (or Section 5 in the event of a Change in Control), and will be payable in accordance with the provisions of Section 11.

In consideration of this 20__-20__ Performance Opportunity, you agree that the Performance Shares that you receive in connection with this 20__-20__ Performance Opportunity, if any, are subject to the terms and conditions of this Performance Share Agreement (this “Agreement”) and the Total System Services, Inc. 2017 Omnibus Plan (the “Plan”) and that you are bound by the terms and conditions set forth in this Agreement, including the covenants set forth in Section 6 of this Agreement.  Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

1.        Standard Performance Terms.

(a)       Performance Period.  The number of Performance Shares you will be entitled to receive in connection with the 20__-20__ Performance Opportunity will be determined on the basis of the Company’s performance during the Performance Period beginning on January 1, 20__ and ending on December 31, 20__ (three years).

(b)       Performance Goals Based on Relative TSR.  The Committee will set the performance goals for ______ percent (__%) of your Initial Performance Shares based on the Company’s total shareholder return performance (“TSR”) relative to the S&P 500, determined as of ________, 20__ (first date of Performance Period), subject to adjustment (“Relative TSR”) for the Performance Period.  Within 90 days after the beginning of the Performance Period, the Committee will establish a target Relative TSR, as well as minimum and maximum threshold levels of Relative TSR.

After the end of the Performance Period, the Committee will certify the Relative TSR and the number of Performance Shares payable pursuant to this Section 1(b) in accordance with the table below:

Relative TSR Ranking Level	Percentage of Performance Shares Payable
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

“S&P 500” generally means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period (including the Company) and which continue to be actively traded under the same ticker symbol on an established securities market though the end of the Performance Period. A component company of the S&P 500 that is acquired at any time during the Performance Period (i.e., company and ticker symbol disappear) will be eliminated from the S&P 500 for the entire Performance Period. A component company of the S&P 500 filing for bankruptcy protection (and thus no longer publicly traded) at any time during the Performance Period will be deemed to remain in the S&P 500 (at an assumed TSR of minus 100%).

“TSR” means, with respect to the Company or other S&P 500 component company, the change in the closing market price of its common stock (as quoted in the principal market on which it is traded), plus dividends and other distributions paid on such common stock during the Performance Period, divided by the closing market price of its common stock on the last business day immediately preceding the Performance Period.  For the purpose of measuring TSR for the Company and the other S&P 500 component companies, a 20-day average closing market price will be used to measure market value at the beginning and the end of the performance period.  The TSR for the common stock of an S&P 500 component company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Performance Period, and assumes that all cash dividends and cash distributions are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.

(c)       Performance Goals Based on Adjusted Diluted EPS Growth.  The Committee will set the performance goals for ______ percent (__%) of your Initial Performance Shares based on the compounded annual growth rate of the Company’s adjusted diluted earnings per share (as reflected on the Company’s financial statements) for the Performance Period (the “Adjusted Diluted EPS Growth”), subject to adjustment as provided in Section 1(d).  Within 90 days after the beginning of the Performance

1 Payouts between Relative TSR Ranking Levels will be determined based on straight line interpolation.

Period, the Committee will establish a target Adjusted Diluted EPS Growth, as well as minimum and maximum threshold levels of Adjusted Diluted EPS Growth.

After the end of the Performance Period, the Committee will certify the Adjusted Diluted EPS Growth and the number of Performance Shares payable based on the Company’s performance against the pre-established target, minimum and maximum threshold levels of Adjusted Diluted EPS Growth as follows:

•            If the Adjusted Diluted EPS Growth equals the target for the Performance Period, then the number of Performance Shares payable will equal 100% of your Initial Performance Shares that are subject to this Section 1(c);

•            If the Adjusted Diluted EPS Growth equals the minimum threshold for the Performance Period, then the number of Performance Shares payable will equal 50% of your Initial Performance Shares that are subject to this Section 1(c);

•            If the Adjusted Diluted EPS Growth equals or exceeds the maximum threshold for the Performance Period, then the number of Performance Shares payable will equal 200% of your Initial Performance Shares that are subject to this Section 1(c);

•            If the Adjusted Diluted EPS Growth falls between the minimum threshold and the target for the Performance Period, or between the target and the maximum threshold for the Performance Period, then the percentage of your Initial Performance Shares that are subject to this Section 1(c) and the number of Performance Shares that are payable will be mathematically interpolated; and

•            If the Adjusted Diluted EPS Growth is less than the minimum threshold for the Performance Period, then none of your Initial Performance Shares that are subject to this Section 1(c) will be payable.

(d)       Adjustments.  In determining the Adjusted Diluted EPS Growth, the Committee will (i) exclude the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (ii) exclude the effect of differences in currency rates compared to management’s operating plan (constant currency); and (iii) exclude foreign currency exchange gains or losses included in non-operating income; and the Committee may exclude the effect of events that are unusual in nature or infrequent in their occurrence and which are disclosed in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders.

After the foregoing adjustments have been made, the Committee has the discretion to further adjust the payout of this Award with respect to any individuals classified by the Company as officers for purposes of Section 16 of the Securities

Exchange Act of 1934 and both the Chief Executive Officer and the Chief HR Officer have the discretion to further adjust the payout of this Award with respect to any non-Section 16 officer.

2.        Change of Employment Status.

(a)       Vesting.  Except as otherwise provided in this Section 2 or Section 5, you must remain employed with the Company one of its Affiliates or Subsidiaries through the Performance Period in order to vest in your Performance Shares.  For purposes of this Section 2, your transfer between the Company and an Affiliate or a Subsidiary, or among Affiliates and Subsidiaries, will not be a Termination of Service.  In the event of a Change of Control, any applicable terms of Section 5 (Change of Control) will supersede the terms of this Section 2.

(b)       Long-Term Disability or Death.  If your Termination of Service occurs during the Performance Period due to (i) your long-term disability (determined on the basis of your qualification for long-term disability benefits under a plan or arrangement offered by the Company an Affiliate or a Subsidiary) or (ii) your death, the number of Performance Shares that become vested and that you, or your beneficiary, will be entitled to receive will equal the product of the number of your Initial Performance Shares multiplied by the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months).

(c)       Retirement.  If your Termination of Service occurs  on or after the date you attain (i) age 65 or (ii) age 62 with 15 or more years of service ("Retirement"), the performance conditions set forth in Sections 1(b) and 1(c) will continue to apply through the end of the Performance Period, and the number of Performance Shares, if any, that become vested and that you will be entitled to receive at the end of the Performance Period will be determined as follows:

(1)       If your Termination of Service due to Retirement occurs before __________, 20__ (one year from grant), you will receive at the end of the Performance Period the number of Performance Shares determined pursuant to Sections 1(b) and 1(c), prorated based on the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months); and

(2)       If your Termination of Service due to Retirement occurs on or after __________, 20__ (one year from grant), you will be treated as if you had remained employed through the end of the Performance Period and will receive at the end of the Performance Period the number of Performance Shares determined pursuant to Sections 1(b) and 1(c).

If you are involuntarily terminated by the Company, an Affiliate or a Subsidiary, you will not be considered to have “Retired” for purposes of this Section 2(c), regardless of whether your termination occurs on or after the date you attained (i) age 65 or (ii) age 62 with 15 or more years of service, unless the Committee determines otherwise, in its sole discretion.

(d)       Other Termination of Service.  Except as set forth in Section 2(b) or (c), if you incur a voluntary or involuntary Termination of Service before the end of the Performance Period, your Initial Performance Shares will be forfeited immediately.

(e)       Violation of Covenants.  In the event that you violate any of the covenants set forth in Section 6 (whether or not a Termination of Service has occurred), your Initial Performance Shares will be forfeited immediately.

3.        Termination.  For purposes of this Agreement, a Termination of Service will be deemed to have occurred as of the date you are no longer actively providing services to the Company, its Affiliates or Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise providing services or the terms of your employment or service agreement, if any), and will not be extended by any notice period (e.g., your period of service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Performance Shares and Dividend Equivalents (including whether you may still be considered to be providing services while on a leave of absence).

4.        Retirement.  Notwithstanding any provision of this Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment that applies to your Performance Shares if your Termination of Service occurs as a result of your Retirement being deemed unlawful and/or discriminatory, the provisions of Section 2(c) will not be applicable to you and the remaining provisions of Section 2 will govern.

5.        Change of Control.

(a) In the event of a Change of Control in which the Company is the surviving entity or in which the Company’s successor assumes the Company’s obligations under this Agreement, or if the Performance Shares are otherwise equitably converted or substituted, and if you subsequently incur a Termination of Service within two (2) years following the date of such Change of Control (and before the end of the Performance Period) either (i) by the Company for any reason other than Cause or (ii) by you for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company's applicable Change of Control Plan Document, the provisions of which are incorporated herein by reference), then your Initial Performance Shares will be deemed to have been earned and vested as of the date of termination and paid out on a pro rata basis as follows:

The number of Performance Shares you receive will equal the product of the number of your Initial Performance Shares multiplied by the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months).

(b)       In the event of a Change of Control in which the Company’s successor does not assume the Company’s obligations under this Agreement, or the Performance Shares are not otherwise equitably converted or substituted, your Initial Performance Shares will be deemed to have been earned and vested as of the effective date of the Change of Control and paid out on a pro rata basis as follows:

The number of Performance Shares you receive will equal the product of the number of your Initial Performance Shares multiplied by the ratio of the number of months you were employed during the Performance Period to the total number of months in the Performance Period (partial months of employment will be counted as full number of months).

6.        Restrictive Covenants.  By electronic execution of this Agreement, you agree to the terms and conditions of the Restrictive Covenant Agreement that is attached hereto as Exhibit “A”, the provisions of which are incorporated herein and made a part of this Agreement by this reference.

7.        Nontransferability of Awards.  Except as provided in Section 8 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Shares.

8.        Beneficiary Designation.  If permitted by the Committee, you may name any beneficiary or beneficiaries who may be entitled to any right in the Performance Shares received pursuant to this Agreement by filing a beneficiary designation for your Fidelity Account® with Fidelity Investments, provided such beneficiary designation can be validly made under applicable laws.

9.        Responsibility for Taxes.  You acknowledge that, regardless of any action taken by the Company, or if different, the Affiliate or Subsidiary for which you provide services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including but not limited to, the grant, vesting or settlement of the Performance Shares, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends paid on such Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer and their respective agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (b) withholding from the proceeds of the sale of Shares acquired upon vesting of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization, without further consent); (c) withholding Shares to be issued upon vesting of the Performance Shares; or (d) any method determined by the Committee to be in compliance with applicable laws; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (a)-(d) herein and, if the Committee does not exercise discretion prior to the Tax-Related Items withholding event, then you shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company shall have no obligation to make any payment in any form under this Agreement or under any Performance Share or Dividend Equivalent issued in accordance herewith, unless and until such tax obligations have been satisfied.

10.      Adjustments.  In accordance with Section 4.4 of the Plan, the Committee will make appropriate adjustments in the terms and conditions of your Performance Shares in recognition of a corporate event or transaction affecting the Company (such as a common stock dividend, common stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), to prevent unintended dilution or enlargement of the potential benefits of your Performance Shares.  The Committee's determinations pursuant to this Section 10 will be conclusive.

11.      Timing and Form of Payment.

(a)       Performance Shares, if any, that vest pursuant to Section 2(b) will be paid in Shares not later than sixty (60) days following the date of your Termination of Service on account of long-term disability or death, as applicable.

(b)       Performance Shares, if any, that vest pursuant to Section 2(a) or (c), will be paid in Shares as soon as administratively practicable following the date the Committee certifies the Relative TSR and Adjusted Diluted EPS Growth, and the number of Performance Shares payable based on the applicable pre-established target, minimum threshold and maximum threshold annual growth rate percentages, but in no event later than __________, 20__.

(c)       Performance Shares, if any, that vest pursuant to Section 5(a) will be paid in Shares not later than sixty (60) days following the date of your Termination of Service. Performance Shares, if any, that vest pursuant to Section 5(b) will be paid in Shares not later than sixty (60) days following the effective date of the Change in Control.

(d)       If Performance Shares are to be paid to you, you will receive evidence of ownership of those Shares.

12.      Dividend Equivalents.  The Initial Performance Shares will be credited with Dividend Equivalents equal to the amount of cash dividend payments that would have otherwise been paid if the Shares represented by the Initial Performance Shares (including deemed reinvested additional Shares attributable to the Initial Performance Shares pursuant to this paragraph) were actually outstanding. These Dividend Equivalents will be deemed to be reinvested in additional Shares determined by dividing the deemed cash dividend amount by the Fair Market Value of a share of the Company's common stock on the applicable dividend payment date.  Such credited amounts will be added to the Initial Performance Shares and will vest or be forfeited in accordance with Section 2 or 5, as applicable, based on the vesting or forfeiture of the Initial Performance Shares to which they are attributable.  In addition, the Initial Performance Shares will be credited with any dividends or distributions that are paid in Shares represented by the Initial Performance Shares and will otherwise be adjusted by the Committee for other capital or corporate events as provided for in the Plan.

13.      No Guarantee of Employment.  This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time.  Nothing in this Agreement interferes with or limits in any way the right of the Employer to terminate your employment at any time.  This Agreement does not give you any right to continue in the employ of the Employer, the Company or any other Affiliate or Subsidiary.

14.      Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules.  Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

15.      Miscellaneous.  For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee (to the extent permitted by the Plan and applicable law), and, unless otherwise specified herein, the word “Section” refers to a Section in this Agreement.  The Committee has absolute discretion to interpret and make determinations under this Agreement.  Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive.  In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control.  This Agreement and the Plan represent the entire agreement between you and the Company regarding your Performance Shares.  No promises, terms, or agreements of any kind regarding your Performance Shares that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement.

16.      Equity Recovery.  If this Award and the Performance Shares or Shares you receive pursuant to this Agreement are subject to recovery under any law, government regulation or stock exchange listing requirement, the Award, the Performance Shares, and the Shares shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee shall require that you reimburse the Company all or part of any payment or transfer related to this Award, the Performance Shares and the Shares.

17.      Amendments.  The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect your 20__-20__ Performance Opportunity in any material way (without your written consent) and is otherwise consistent with the Plan.  The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

18.      Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.  You also agree that your electronic acknowledgement of this Agreement shall be considered the equivalent of your written signature.

19.      Code Section 409A.  The intent of the parties is that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. A Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination of Service” or like terms shall mean “such a separation from service.” Any provision of this Agreement to the contrary notwithstanding, if the Company determines that you are a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that you are entitled to under this Agreement on account of your separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 19 shall be paid in a lump-sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

20.      Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

21.      Nature of Grant.  In accepting the Performance Shares, you acknowledge, understand and agree that:

(a)       the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)       the grant of Performance Shares and Dividend Equivalents is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Performance Shares or Dividend Equivalents, or benefits in lieu of Performance Shares and Dividend Equivalents, even if Performance Shares and their corresponding Dividend Equivalents have been granted in the past;

(c)       all decisions with respect to future Performance Shares, Dividend Equivalents or other grants, if any, will be at the sole discretion of the Company;

(d)       the grant of Performance Shares and Dividend Equivalents and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company;

(e)       You are voluntarily participating in the Plan;

(f)        the Performance Shares, Dividend Equivalents and Shares underlying the Performance Shares and Dividend Equivalents, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)       the Performance Shares, Dividend Equivalents and Shares underlying the Performance Shares and Dividend Equivalents, and the income from and value of same, are not part of normal or expected compensation for any purpose, including without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)       the future value of Shares underlying the Performance Shares and Dividend Equivalents is unknown, indeterminable and cannot be predicted with certainty;

(i)        no claim or entitlement to compensation or damages shall arise from the forfeiture of Performance Shares and Dividend Equivalents resulting from your Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any), and in consideration of the grant of Performance Shares and Dividend Equivalents, you agree not to institute any claim against the Company or any Affiliate or Subsidiary;

(j)        unless otherwise agreed with the Company, the Performance Shares, Dividend Equivalents and Shares underlying the Performance Shares and Dividend Equivalents, and the income from and value of same, are not granted as consideration for, or in connection with the service you may provide as a director of any Affiliate or Subsidiary;

(k)       unless otherwise provided in the Plan or by the Company in its discretion, the Performance Shares, Dividend Equivalents and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares, Dividend Equivalents or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the common stock; and

(l)        the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the Performance Shares, Dividend Equivalents or any amounts due to you pursuant to the settlement of the Performance Shares or subsequent sale of Shares acquired under the Plan.

22.      Data Privacy.  You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Shares, Dividend Equivalents or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Data may be tranferred to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elswhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment or service relationship will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the Performance Shares, Dividend Equivalents or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon request of the Company, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide such consent or agreement as requested by the Company.

23.      Reserved.

24.      Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your, or the broker’s country, or the country in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Shares), or rights linked to the value of Shares, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information.  Furthermore, you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees or service providers (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions and should consult with your personal legal advisor on the matter.

25.      Foreign Asset/Account Reporting Requirements.  You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any Dividend Equivalents) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt.  You acknowledge that it is your responsibility to be compliant with such regulations, and that you should speak to your personal advisor on this matter.

26.      Language.   You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if you have received the Agreement, or any other document related to the Performance Shares and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

27.      Compliance with Law.  Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance Shares prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Further, the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares. You understand and agrees that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

28.      Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Shares and Dividend Equivalents, and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29.      Waiver.  You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Plan participant.

30.      No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

TOTAL SYSTEM SERVICES, INC.

By:      /s/ Ryland Harrelson

Ryland Harrelson

Sr. Executive Vice-President and Chief HR Officer

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into by and between TEAM MEMBER, TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), and each of its affiliates and subsidiaries (collectively, the “Company Group”). In consideration of the Company’s grant of certain equity interests to Team Member and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:

1.        Acknowledgments.

(a)       Team Member acknowledges that during the course of Team Member’s employment, Team Member has had or will have access to Confidential Information (as defined below).  Team Member understands and agrees that such Confidential Information is of great competitive importance and commercial value to the Company Group, and that the improper use or disclosure of such Confidential Information by Team Member would cause irreparable harm to the Company Group.  Accordingly, Team Member agrees that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company Group’s legitimate business interests in safeguarding its Confidential Information and that any claim or cause of action of Team Member against the Company Group will not constitute a defense to the enforcement of such restrictive covenants.

(b)       Team Member acknowledges that an important part of Team Member’s duties is, has been, or will be to advance the business of the Company Group by directly, or through the supervision of others, developing and maintaining substantial relationships with prospective or existing clients of the Company Group and/or developing and maintaining the goodwill of the Company Group associated with (i) an ongoing business, commercial or professional practice, or (ii) a specific geographic location, or (iii) a specific marketing or trade area and/or providing corporate support services for the Company Group including, but not limited to, legal, financial, human resources, technical, information security, communication, and investor relations.

(c)       Team Member acknowledges that in the course of Team Member’s employment, Team Member has, does or will:

(i)         customarily and regularly solicit clients or prospective clients; and/or

(ii)        customarily and regularly engage in making sales or obtaining contracts for products or services to be performed by others; and/or

(iii)       perform each of the following duties:

a.   have the primary duty of managing the enterprise (or a customarily recognized department or subdivision thereof) in which the Team Member is employed;

b.   customarily and regularly direct the work of two or more employees; and

c.   have the authority to hire or fire other employees or have particular weight given to Team Member’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; and/or

(iv)       by reason of the Company Group’s investment of time, training, money, trust, exposure to the public, or exposure to clients, vendors, or other business relationships:

a.   gained a high level of notoriety, fame, reputation, or public persona as the Company Group’s representative or spokesperson; or

b.   gained a high level of influence or credibility with the Company Group’s clients, vendors, or other business relationships; and/or

c.   become intimately involved in the planning for or direction of the business of the Company Group or a defined unit of the business of the Company Group; and/or

d.   obtained selective or specialized skills, knowledge, abilities, or client contacts or information.

2.        Protection of Confidential Information.

(a)       Non-disclosure of Confidential Information.  From and after __________, except as otherwise provided in Section 11, Team Member shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of an executive officer of the Company Group.  Team Member’s obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information.  The restrictions in this Section 2 are in addition to and not in lieu of any other obligations of Team Member to protect Confidential Information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, applicable law, or any other contract or agreement.  Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b)       Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means data or information relating to the business of the Company Group that has been or will be disclosed to Team Member or of which Team Member becomes aware as a consequence of or through Team Member’s relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors.  Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information is developed in whole or in part by Team Member, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company Group as secret or confidential.  Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Team Member without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)       Notice to Company Group.  Except as otherwise provided in Section 11, in the event Team Member is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Team Member shall promptly notify the General Counsel of the Total System Services, Inc. in writing as soon as possible, so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement.  Team Member shall cooperate with the Company Group to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Team Member’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

3.        Protection Against Unfair Competition.  Team Member agrees and covenants that for a period of two (2) years from and after his termination of employment, Team Member shall not, directly or indirectly, whether personally or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of Team Member or any other person or entity that competes with the Business  (as defined below) or any part thereof, without the written consent of the Chief Executive Officer or Chief HR Officer of Total System Services, Inc.

(a)       For purposes of this Agreement:

(i)       Team Member’s “Prohibited Activities” means activities of the type conducted, provided, or offered by Team Member within two (2) years prior to his termination of employment,  including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, information security, legal, human resource, technical and other similar or related activities and including service as a director or in any similar capacity.

(ii)       “Territory” means  each geographic area in which a Restricted Company conducts the Business during the last two (2)  years of Team Member’s employment, including, without limitation, each of the following areas: (a) the following states within the United States of America: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; (b) the following provinces with Canada: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; (c) the following states within Mexico: Aguascalientes, Baja California, Baja California Sur, Campeche, Chiapas, Ciudad de México, Chihuahua, Coahuila, Colima, Durango, Guanajuato, Guerrero, Hidalgo, Jalisco, México, Michoacán, Morelos, Nayarit, Nuevo León, Oaxaca, Puebla, Querétaro, Quintana Roo, San Luis Potosí, Sinaloa, Sonora, Tabasco, Tamaulipas, Tlaxcala, Veracruz, Yucatán, and Zacatecas; (d) the following states within Brazil: Acre, Alagoas, Amapá, Amazonas, Bahia, Ceará, Distrito Federal, Espírito Santo, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Minas Gerais, Pará, Paraíba, Paraná, Pernambuco, Piaui, Rio de Janeiro, Rio Grande do Norte, Rio Grande do Sul, Rondônia, Roraima, Santa Catarina, São Paulo, Sergipe, and Tocantins; and (e) the following countries in Europe: Albania, Andorra, Armenia, Austria, Azerbaijan, Belrus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, and the United Kingdom.

(iii)      “Business” means the business of (i) providing payment processing services to financial and non-financial institutions; (ii) performing services, acquiring solutions and related systems and integrated support services to merchant acquiring and merchants (iii) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others; (iv) providing certain payments-related reselling services, information reporting services related to transactions,  billing services, point of sale equipment sales and services, and other value-added services (including fraud detection,  mitigation  and management services) relating to (i) – (iii); or (v), or similar or related businesses or activities conducted, authorized, offered or provided by a Restricted Company within two (2) years prior to the date of Team Member’s termination of employment.

(iv)      “Restricted Company” means the entity in the Company Group that employs the Team Member (the “Employer”) and any member of the Company Group (other than the Employer) for which Team Member performed services or had responsibility during the last two (2) years of Team Member’s employment.

4.        Non-solicitation of Clients.  Team Member agrees and covenants that for a period of two (2) years from and after the date of Team Member’s termination of employment,  Team Member shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company Group’s clients, including actively sought prospective clients, with whom Team Member had Material Contact during Team Member’s employment for purposes of providing products or services that are competitive with those provided by the Company Group.

(a)       For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company Group if such products or services are of the type conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Team Member’s termination of employment.

(b)       For purposes of this Agreement, the term “Material Contact” means contact between Team Member and each client or potential client (i) with whom Team Member dealt on behalf of the Company Group, (ii) whose dealings with the Company Group were coordinated or supervised by Team Member, (iii) about whom the Team Member obtained Confidential Information in the ordinary course of business as a result of Team Member’s association with the Company Group, or (iv) who receives products or services authorized by the Company Group, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Team Member within two (2) years prior to the Team Member’s termination of employment.

5.        Non-solicitation of Employees.  Team Member agrees and covenants that for a period of two (2) years from and after the date of Team Member’s termination of employment, Team Member shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Team Member had contact while employed by, or serving as a director of, any member of the Company Group, for purposes of inducing such person to leave the employment of the

Company Group.

6.        Not Applicable if Prohibited by Applicable Law.  Notwithstanding any provision of this Agreement, if Team Member’s principle place of employment on the Grant Date is in California or any other jurisdiction where any provisions of Section 3, Section 4 and/or Section 5 is prohibited by law, then the provisions of Section 3, Section 4 and/or Section 5 will not apply following Team Member’s termination of employment, to the extent any such provision is prohibited by law.

7.        Non-disparagement.   Except as otherwise provided in Section 11, Team Member agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments or statements concerning any of the Company Group, or any of their respective directors, officers and employees.  This Section 7 does not in any way, restrict or impede Team Member from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized Government Agency (as defined below).

8.        Enforcement.  Team Member acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate.  Accordingly, Team Member agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement.  In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

9.        Tolling.  In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Team Member is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Team Member complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

10.      Notification to Subsequent Employer.  Team Member agrees to notify any subsequent employer of the existence and terms of this Agreement.  In addition, Team Member authorizes the Company Group to provide a copy of this Agreement to third parties, including but not limited to Team Member’s subsequent, anticipated, or possible future employers.

11.      Permitted Disclosures.  Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Team Member’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (individually “Government Agency” and collectively, “Government Agencies”), or restricts Team Member from providing truthful information in response to a lawfully issued subpoena or court order.  Further, this Agreement does not limit Team Member’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group.

12.      Notices.

(a)       All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:   Total System Services, Inc.

Attn: General Counsel

One TSYS Way

Post Office Box 2567

Columbus, Georgia 31902-2567

If to Team Member: Most recent address on file with the Company Group

(b)       Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 12.

13.      Governing Law; Venue.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules.  Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

14.      Assignability.  This Agreement is personal to Team Member and may not be assigned by Team Member.  This Agreement shall be assignable by the Company  and shall inure to the benefit of the Company and its successors and assigns.

15.      Severability.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

16.      Third Party Beneficiaries.  The parties agree that the Company Group and each member thereof are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement.  Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

17.      Modification.  No provision of this Agreement may be modified or waived except in writing signed by Team Member and a duly authorized representative of the Company Group, which writing shall specifically reference this Agreement and the provision that the Company and the Team Member intend to modify or waive.   Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

18.      Survival.  Team Member’s obligations under this Agreement shall survive the termination of Team Member’s employment for any reason, and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Team Member by the Company Group.

19.      Electronic Signature.  Team Member’s acceptance and execution of this Agreement shall be made by electronic acknowledgment, and Team Member agrees that his or her electronic acknowledgment of this Agreement shall be considered the equivalent of his or her written signature.

TOTAL SYSTEM SERVICES, INC.,

on behalf of the Company Group

By:      /s/ Ryland Harrelson

Ryland Harrelson

Sr. Executive Vice President and Chief HR Officer